Exhibit 10.3

VOTING AGREEMENT

                This Voting Agreement, dated as of October 19, 2001 (this "Agreement"), is by and among David S. Peachey ("Peachey"), Peter Lagergren ("Lagergren"), Geoffrey F. Hewitt (“Hewitt”), Peter A. Gerard (“Gerard”) and DecisionLink, Inc., a Delaware corporation (“DecisionLink”). Peachey, Lagergren and Hewitt are sometimes referred to in this Agreement individually as a "Consenting Stockholder" or collectively as the "Consenting Stockholders.”

WITNESSETH:

WHEREAS Gerard is contemporaneously herewith entering into an employment agreement with DecisionLink in the form furnished to the Consenting Stockholders (the “Employment Agreement”);

WHEREAS the Consenting Stockholders have determined that DecisionLink will, and that the Consenting Stockholders also will, benefit from the services to be provided by Gerard pursuant to the Employment Agreement;

WHEREAS in order to induce Gerard to enter into the Employment Agreement with DecisionLink, the Consenting Stockholders have agreed to enter into this Voting Agreement relating to the voting shares in DecisionLink that they beneficially own as of the date hereof or may otherwise acquire during the term hereof (the “Covered Voting Stock”); and

WHEREAS Schedule A, which is attached hereto and forms a part hereof for all purposes, sets forth a list of the number of shares of  DecisionLink voting stock and class thereof now owned by each of the Consenting Stockholders.

NOW, THEREFORE, in consideration of the covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.             Voting Agreement.

(a)           Term.

The provisions of this Agreement relating to the voting of Covered Voting Stock shall remain in full force and effect for the initial six-month term of Gerard’s employment pursuant to the Employment Agreement (such period being herein called the “Term”), unless such employment is earlier terminated.  The provisions of Section 3 hereof shall survive any termination of the Employment Agreement or the voting provisions of this Agreement.

(b)           Agreement with Respect to Voting.

Throughout the Term, each Consenting Stockholder hereby covenants and agrees that at any meeting of stockholders of DecisionLink (whether annual or special) or in connection with any written consent in lieu of any such meeting, that they each will vote or execute a consent with respect to any and all shares of his Covered Voting Stock in accordance with the provisions set forth in (c) below and will appear or otherwise cause the Covered Voting Stock to be present for the purposes of establishing a quorum or being counted for the purposes of effectuating the issues and proposals set forth in (c) below.

(c)           Issues and Proposals Subject to Agreement.  Each Consenting Stockholder shall take all actions necessary to vote his Covered Voting Stock or grant written consent with respect thereto, or cause his Covered Voting Stock to be voted or cause written consent to be granted with respect thereto in accordance with the following:

(i)    Against any proposal to terminate, amend, breach or otherwise not comply with the terms of the Employment Agreement, except any termination in accordance with the terms of the Employment Agreement.

(ii)   For any proposal to increase the capitalization of the DecisionLink to have sufficient available capital to meet the obligations owing to Gerard in accordance with the terms and conditions of the Employment Agreement.

(iii)  In favor of the election of and against any removal of the following individuals currently serving or to be nominated and elected to serve as the whole Board of Directors of DecisionLink: Peachey, Lagergren, Irv Gruverman, Byron Denenberg and one representative of DecisionLink’s senior lenders, provided that if any of the four named directors declines to serve he may designate any other person who is a director of DecisionLink on this date as a substitute under this Agreement; provided, further, that if a representative of the senior lenders does not agree to serve or if the senior lenders do not designate a representative, another individual shall be designated by Gerard and Peachey who shall qualify as an Independent Director (as defined below).

(iv)  Against any proposal to increase or decrease the size of the Board of Directors or to otherwise modify or amend the organizational documents in a manner that could reasonably be expected to conflict in any manner with the terms and provisions hereof or the Employment Agreement.

(v)   For any proposal to increase the indemnification rights (and against any proposal to restrict such rights) available to any director from DecisionLink, to the fullest extent authorized under then current law.

(vi)  On any other matter, in accordance with the recommendation of the Board of Directors, so long as such recommendation is supported by the Independent Director.

It is expressly understood and agreed that nothing contained herein shall be deemed to impair the right of any Consenting Stockholder who also serves as a member of the Board of Directors to exercise his fiduciary duties as a director in connection with any decision to be made by the Board of Directors during the Term hereof.

“Independent Director” shall mean an individual who would qualify as an independent or outside director in accordance with the provisions of the New York Stock Exchange rules.

(d)           Transfers to Affiliates.  Each Consenting Stockholder agrees that if he transfers, pledges or otherwise disposes any of the Covered Voting Stock during the Term to a person deemed to be an “affiliate” under the Federal Securities laws, the terms and conditions of this Agreement shall remain in full force and effect concerning said shares.

2.             Agreement Not to Sue.

From and after the date hereof and notwithstanding any provision contained herein to the contrary, the Consenting Stockholders hereby agree not to, directly or indirectly, initiate, file, threaten or support, or take any action or fail to take any action which could reasonably be expected to result in any initiation, filing, threatening or support, of any proceeding (whether pursuant to litigation, in front of any regulatory authority or otherwise) which might seek or question the actions of Gerard in connection with his employment relationship with DecisionLink, whether pursuant to the Employment Agreement or otherwise, except to the extent such actions would reasonably and in good faith be expected to result in a termination of the Employment Agreement only in accordance with its terms.

3.             Miscellaneous Provisions.

3.1.         Amendments, Waivers, Etc. This Agreement may be amended and the provisions hereof may be waived only by an instrument in writing signed by all of the parties hereto.

3.2          Notices.  All notices, requests, payments, instructions or other documents to be given hereunder will be in writing or by written telecommunication, and will be deemed to have been duly given if (i) delivered personally (effective upon delivery), (ii) mailed by certified mail, return receipt requested, postage prepaid (effective five business days after dispatch), (iii) sent by a reputable, established courier service that guarantees overnight delivery (effective the next business day) or (iv) dispatched by telecopier (if the telecopy is in complete, readable form, effective upon dispatch), addressed as follows (or to such other address as the recipient party may have furnished to the sending party for the purpose pursuant to this Section 3.2):

(a)           If to DecisionLink:

DecisionLink , Inc.

3033 Kellway Drive, Suite 118

Carrollton, TX  75006

Attention: Peter A. Gerard

Telecopier No. (972) 418-8075

with copies sent at the same time and by the same means to:

Elliot H. Lutzker, Esq.

Snow Becker Krauss P.C.

605 Third Avenue

New York, NY  10158-0125

Telecopier No.  (212) 949-7052

(b)           If to any of the Consenting Stockholders, at the address for such Consenting Stockholder set forth in the books and records of DecisionLink.

3.3          Counterparts.  This Agreement may be executed by the parties in separate counterparts, each of which when so executed and delivered shall be an original, but all of which together shall constitute one and the same instrument.  In pleading or proving this Agreement, it shall not be necessary to produce or account for more than one such counterpart.

3.4.         Captions.  The captions of sections or subsections of this Agreement are for reference only and shall not affect the interpretation or construction of this Agreement.

3.5.         Binding Effect and Benefits.  This Agreement shall bind and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

3.6          Construction.  The language used in this Agreement is the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any party.

3.7          Entire Agreement.  This Agreement contains the entire understanding and agreement among the parties, or between or among any of them, and supersedes any prior understandings or agreements between or among any of them, with respect to the subject matter hereof.

3.8          Severability.  No invalidity or unenforceability of any section of this Agreement or any portion thereof shall affect the validity or enforceability of any other section or the remainder of such section.

3.9          Equitable Relief.  Each of the parties acknowledges that any breach by such party of his, her, or its obligations under this Agreement would cause substantial and irreparable damage to one or more of the other parties and that money damages would be an inadequate remedy therefor.  Accordingly, each party agrees that the other parties or any of them shall be entitled to an injunction, specific performance, and/or other equitable relief to prevent the breach of such obligations.  Additionally, each party acknowledges that any breach or failure to abide by the terms of this Agreement by any other Consenting Stockholder(s), shall not, by and of itself, permit any other Consenting Stockholder to breach or otherwise fail to comply with the terms of this Agreement.

3.10        Governing Law.  This Agreement shall be governed by and interpreted and construed in accordance with the internal laws of the State of Delaware (without reference to principles of conflicts or choice of law).

IN WITNESS WHEREOF, each of the parties has executed this Voting Agreement as an agreement under seal on and as of the date first above written.

DECISIONLINK, INC.

By:	/s/ Geoffrey F. Hewitt
Name: Geoffrey F. Hewitt
Title: Chairman and CEO

/s/ Peter A. Gerard
Peter A. Gerard

Consenting Stockholders

/s/ David S. Peachey
David S. Peachey

/s/ Peter Lagergren
Peter Lagergren

/s/ Geoffrey F. Hewitt
Geoffrey F. Hewitt